Exhibit 10.4

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

THIS CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (“Agreement”) is made and entered into as of the 23rd day of April, 2009 (the “Effective Date”) by and between Continental Airlines, Inc., a Delaware corporation, (“Company”) and Mark J. Moran (“Executive”).  Company and Executive may sometimes be referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS:

WHEREAS, Company has entered into framework agreements with United, Lufthansa and Air Canada, pursuant to which Company plans to develop an extensive alliance relationship;

WHEREAS, Company has received tentative approval of its application with the U.S. Department of Transportation (“DOT”) for approval to join United and a group of eight other carriers within the Star Alliance that already hold antitrust immunity and final approval by the DOT would enable Company and the immunized Star Alliance carriers to work closely together to deliver highly competitive international flight schedules, fares and service;

WHEREAS, Company, United, Lufthansa and Air Canada additionally have requested DOT approval to establish a trans-Atlantic joint venture to create a more efficient and comprehensive trans-Atlantic network (together with the framework agreements and the antitrust immunity, “Project Star Alliance”);

WHEREAS, Project Star Alliance will involve highly confidential negotiations that could be disrupted should there be any distribution outside of Company of confidential information pertaining to these negotiations;

WHEREAS, Company anticipates that as a result of Project Star Alliance and upon receipt of final antitrust immunity from DOT, Company will generate, distribute within the alliance and receive competitively sensitive and highly confidential information, including information from allied entities, and such information will necessarily require protection from disclosure for both business purposes and compliance with legal agreements;

WHEREAS, it is the intention of Company to involve Executive in Project Star Alliance, and in the management and performance evaluation of any resulting alliances;

WHEREAS, in conjunction with Executive’s involvement in Project Star Alliance and the management and performance evaluation of any resulting alliances, Company will provide Executive with highly confidential information that must be protected from unauthorized distribution outside Company;

WHEREAS, it is important and necessary to the Company’s legitimate business interests that  the confidential information to be provided to Executive by Company in relation to Project Star Alliance and management of any resulting alliances is protected and not to be distributed publicly.

AGREEMENT:

NOW, THEREFORE, Company and Executive agree as follows pertaining to Executive’s confidentiality and non-compete obligations.

1.           Definitions.

(i)           “Project Star and Beyond Confidential Information” shall mean the confidential or non-public information of Company and received by Company, including, without limitation, information relating to:  (1) Project Star Alliance; (2) compilations of information regarding Project Star Alliance and any resulting alliance matters; and (3) any information, data, or material on operating plans and techniques, airport services, in-flight services, fleet management, network strategy and coordination, technical services, safety, security, government and regulatory affairs, public and community affairs, communications, human resources, labor relations, legal and compliance activities, real estate and facilities management, catering and food services, procurement, financial planning and analysis, revenue management, corporate and project development opportunities, regional operations, domestic and international destinations and expansion opportunities, alliances, strategies, business plans, leads, trade secrets, research, product designs, prices, discounts, cost, marketing plans and techniques, pricing, sales, reservations, distribution, test data, technical information, systems development and integration, inventions, copyrights and other intellectual property, technical operations and specifications, and all other data and all computer system passwords and other codes, in each case related to Project Star Alliance and the operation of any resulting alliance.  Notwithstanding the foregoing, Project Star and Beyond Confidential Information shall not include information that is publicly available or becomes generally available to the public (other than, directly or indirectly, as a result of disclosure by Executive contrary to the obligations of confidentiality contained herein).

(ii)           “Term” shall mean the period during which Executive is employed by the Company and for the 18 month period following termination of such employment.

2.           Non-Competition.  Subject to the terms of this Agreement, and in return for the Company’s promise to provide the Project Star and Beyond Confidential Information described herein, Executive hereby covenants and agrees, that for the Term, Executive will not, directly or indirectly for Executive or others, in any State, territory or protectorate of the United States in which Company is qualified to do business or in any foreign country in which Company has an office, station or branch as of the date of termination of Executive’s employment with Company, engage in an executive, advisory or consulting capacity for any passenger air carrier; provided, however, that Executive shall not be restricted, after Executive’s termination of employment with Company, from being employed by, or advising or consulting to, a business engaged in providing advice or consulting services to a broad range of companies, including passenger air carriers, as long as Executive, during the period of Executive’s non-competition obligations hereunder, does not become involved  in rendering, directly or indirectly, executive, advisory or consulting services to any passenger air carrier.  Executive may obtain upon written request to Company a list of locations where Executive’s post-termination business activities are so limited.  Notwithstanding the foregoing, such non-competition obligations shall terminate and be inapplicable if Executive’s employment with Company is terminated (1) by Company other than for “Cause” (as defined in the employment agreement between Executive and Company), including a termination upon Company not renewing Executive’s employment agreement, or (2) by Executive for “Good Reason” (as defined in such employment agreement).

3.           Confidential Information.  The relationship between Company and Executive is and shall continue to be one in which Company reposes special trust and confidence in Executive, and one in which Executive has and shall have a fiduciary relationship to Company.  As a result, Company shall, in the course of Executive’s activities related to Project Star Alliance and the management of any resulting alliances, entrust Executive with, and disclose to Executive, Project Star and Beyond Confidential Information.  Executive recognizes that Project Star and Beyond Confidential Information has been developed or acquired, or will be developed or acquired, by Company at great expense, is proprietary to Company, and is and shall remain the property of Company.  Executive acknowledges the confidentiality of Project Star and Beyond Confidential Information and acknowledges that Executive could not competently perform Executive’s Company job duties in conjunction with Project Star Alliance and the operation of any resulting alliance without access to such information.  Executive agrees that Executive will not during the term of Executive’s employment, disclose, copy, directly or indirectly make any use of, or remove from Company’s premises, Project Star and Beyond Confidential Information except as may be required in the course of Executive’s employment.  After the termination of Executive’s employment with Company, Executive agrees that Executive will not disclose, copy, directly or indirectly make any use of, or remove from Company’s premises, Project Star and Beyond Confidential Information. Executive acknowledges that any use of Project Star and Beyond Confidential Information by persons not in the employ of Company would provide said persons an unfair competitive advantage which they would not have without the use of said Project Star and Beyond Confidential Information and that said advantage would cause Company irreparable harm.  Executive further acknowledges that because of this unfair competitive advantage, and Company’s legitimate business interests, which include its need to protect its goodwill and the Project Star and Beyond Confidential Information, Executive has agreed to the post-employment restrictions in Section 2 above.

4.           Consideration to Executive.  Executive acknowledges that Company’s promise to provide Project Star and Beyond Confidential Information constitutes separate and independent consideration for the restrictive covenants in this Agreement entered into by the Executive.

5.           Payment.  In further consideration of Executive entering into this Agreement, Company shall pay to Executive, within five business days following execution of this Agreement, a one-time cash payment in an amount equal to $750,000.

6.           Reasonableness of Restrictions.  Executive agrees that (1) the covenants contained in this Agreement are necessary for the protection of Company’s business goodwill and confidential information, (2) the time duration, geographic scope and scope of activities of the covenants are reasonable and necessary to protect the goodwill, confidential information and the operations and business of Company, and (3) the covenants are not oppressive and do not impose a greater restraint on Executive than is necessary to protect the goodwill, confidential information and the operations and business of Company.  The existence of any claim or cause of action of Executive against Company shall not constitute a defense to the enforcement by Company of any covenant contained herein.

7.           Enforcement.  If Executive violates any of the covenants set forth in this Agreement, Company shall suffer irreparable damage and shall be entitled to full injunctive relief and such other relief against Executive as may be provided by law or in equity together with such damages as may be provided at law or in equity.  Company shall be entitled where provided under applicable law to specific performance of the requirements of this Agreement and to temporary and permanent injunctive relief against any breach of any provision of this Agreement by Executive.  If either Party files a lawsuit seeking specific performance or injunction against, or damages for, any breach of this Agreement, the Party substantially prevailing in such lawsuit shall be entitled to recover from the other Party all court costs and reasonable attorneys’ fees incurred by the prevailing Party in connection with such lawsuit. Executive further agrees that any termination by Company of Executive’s employment in connection with Executive’s material breach of a material obligation of this Agreement shall be a termination for “Cause” (as defined and with the consequences specified in the employment agreement between Executive and Company).

8.           Reformation.  It is the express intention of Company and Executive to comply with all laws which may be applicable to the covenants contained in this Agreement.  Therefore, Company and Executive have attempted to limit Executive’s right to compete only to the extent necessary to protect (1) Company from unfair competition, and (2) Company’s goodwill, confidential information and its operations and business.  Company and Executive recognize, however, that reasonable people may differ in making such a determination.  Consequently, Company and Executive hereby specifically agree that, if any covenant contained in this Agreement shall be determined by any court or other constituted legal authority to be effective in any particular area or jurisdiction only if such covenant is modified to further limit its duration or scope, such covenant may be reformed or modified by the judgment or order of such court or authority to reflect a lawful and enforceable duration or scope.  Such covenant shall automatically be deemed to be amended and modified with respect to that particular area or jurisdiction so as to comply with the judgment or order of such court or authority and, as to all other areas and jurisdictions covered by this Agreement, the terms and provisions hereof shall remain in full force and effect as originally written.  If any covenants contained in this Agreement shall be held by any court or other constituted legal authority to be void or otherwise unenforceable in any particular area or jurisdiction, such covenant automatically shall be deemed to be amended so as to eliminate that particular area or jurisdiction as to which such covenant is so held void or otherwise enforceable and, as to all other areas and jurisdictions covered by this Agreement, the terms and provisions hereof shall remain in full force and effect as originally written.  If a court or other constituted legal authority determines that the covenants set forth in Section 2 of this Agreement are void or otherwise unenforceable such that Executive, during the Term, is permitted to and actually does take any action that, but for such determination, would be prohibited by Section 2 of this Agreement, then Executive shall promptly pay to Company an amount equal to the payment provided to Executive pursuant to Section 5 hereof.

9.           Copy of Covenants.  During the Term, Executive shall provide, and Company similarly may provide, a copy of the covenants contained in this Agreement to any business or enterprise described in Section 2 of this Agreement with respect to which Executive (1) directly or indirectly owns, manages, represents, operates, finances, controls or participates in the ownership, management, operation, financing, or control (other than the passive ownership of interests in (a) private investment funds or (b) publicly traded companies), (2) serves as an officer, director, executive, partner, employee, principal, agent, representative, contractor, consultant, or (3) seeks to do anything described in (1) or (2) of this paragraph.

10.           Successors and Assigns.  Executive shall not assign, pledge or encumber any interest in this Agreement or any part thereof without the express written consent of Company, this Agreement being personal to Executive.  If Company shall merge or consolidate with or into, or transfer substantially all of its assets to, another corporation or other form of business organization, then this Agreement shall bind the successor of Company resulting from such merger, consolidation or transfer.

11.           Disclosure Required by Law.  Executive shall have no obligation hereunder to keep confidential any Project Star and Beyond Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that if disclosure is required by applicable law and Executive intends to make such disclosure, Executive shall provide Company with prompt notice of such requirement and shall use Executive’s best efforts to provide such notice prior to making any such disclosure, so that Company may seek a protective order or other applicable relief, and Executive shall cooperate with Company in such effort.

12.           Governing Law.  The Parties stipulate and agree that the venue for any dispute arising out of or related to this Agreement shall be exclusively in the State or Federal District court(s) of Harris County, Texas.

13.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same Agreement.

14.           Miscellaneous.  This Agreement is in addition to, and not in replacement of, any confidentiality obligations to which Executive is subject prior to the date of this Agreement.  If there is any inconsistency between the provisions of this Agreement and any other such obligations, the provisions of this Agreement shall govern and control.

IN WITNESS WHEREOF, this Agreement is executed on the day and year first above written.

CONTINENTAL AIRLINES, INC.

By:           /s/ Jennifer L. Vogel
Jennifer L. Vogel
Senior Vice President,
General Counsel, Secretary
and Chief Compliance Officer

EXECUTIVE:

                                                              /s/ Mark J. Moran
Mark J. Moran

APPROVED:

/s/ Charles Yamarone
Charles Yamarone
Chair, Human Resources Committee